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☐	Definitive Proxy Statement
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☐	Soliciting Materials Pursuant to §240.14a-12

Bradley Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

Costa Brava Partnership III L.P.
Roark, Rearden & Hamot, LLC
Roark, Rearden & Hamot Capital Management, LLC
Seth W. Hamot
Douglas E. Linton
John S. Ross

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          On October 2, 2006, Costa Brava Partnership III L.P. mailed a letter to stockholders of Bradley Pharmaceuticals, Inc.  The letter accompanies copies of the Definitive Proxy Statement of Costa Brava Partnership III L.P., Roark, Rearden & Hamot, LLC, Roark, Rearden & Hamot Capital Management, LLC, Seth W. Hamot, Douglas E. Linton and John S. Ross mailed to stockholders of Bradley Pharmaceuticals, Inc., a copy of which was filed with the United States Securities and Exchange Commission on September 29, 2006.  A copy of the letter is filed herewith as Exhibit 1.

COSTA BRAVA PARTNERSHIP III L.P., ROARK, REARDEN & HAMOT, LLC, ROARK, REARDEN & HAMOT CAPITAL MANAGEMENT, LLC, SETH W. HAMOT, DOUGLAS E. LINTON AND JOHN S. ROSS (COLLECTIVELY, THE “PARTICIPANTS”) FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON SEPTEMBER 29, 2006, TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES AND CERTAIN BUSINESS PROPOSALS FOR USE AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS OF BRADLEY PHARMACEUTICALS, INC.  INFORMATION RELATING TO THE PARTICIPANTS IS SET FORTH IN THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON SEPTEMBER 29, 2006.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER PROXY DOCUMENTS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Exhibit 1

PROTECT YOUR INTEREST IN
BRADLEY PHARMACEUTICALS, INC.

VOTE FOR INDEPENDENT DIRECTORS DEDICATED TO MAXIMIZING
VALUE FOR ALL STOCKHOLDERS

October 2, 2006

Dear Fellow Stockholders:

Now is the time for change at Bradley, and our nominees will make a difference.

          Costa Brava Partnership III L.P. is the largest holder of the outstanding common stock of Bradley Pharmaceuticals, Inc. (the “Company” or “Bradley”), owning 1,607,700 shares.  During the watch of Bradley’s current Board of Directors, the Company has been plagued by poor corporate governance.  Poor corporate governance does not come without a cost.  It has led to:

•	weak financial controls;

•	a sinking stock price;

•	SEC investigations;

•	stockholder lawsuits;

•	financial restatements;

•	increased costs;

•	excessive product returns; and

•	insider transactions.

          The only way to change this culture – and protect your investment – is to elect directors nominated by Costa Brava.  As the largest holder of Bradley stock, our interests are one hundred percent aligned with yours.

EMPTY PROMISES

In Bradley’s 2002 Annual Report, Mr. Glassman made us a promise on behalf of the Board of Directors:

“The Bradley Board of Directors is committed to continue to govern your Company according to the highest standards.”

They didn’t keep their promise.

          On June 19, 2006, Institutional Shareholder Services assigned Bradley a corporate governance ranking in the bottom 3% of all S&P 600 companies.  Despite Mr. Glassman’s promise, Bradley has delivered the lowest standards of corporate governance, not the highest.  Consider the facts:

•

Dan Glassman is both the Chairman of the Board and the Chief Executive Officer of the Company, placing the Board agenda squarely in the control of the same individual over whom the Board has the responsibility to oversee.  We believe that this arrangement encourages rigidity and squelches healthy dissent.

•	There are two classes of common stock, with all the power concentrated in the class held by the Glassman family, who together hold less than 10% of the outstanding equity of the Company.

•	The Compensation Committee is controlled by directors elected solely by the Glassman family.

•	The Nominating and Corporate Governance Committee is controlled by directors elected solely by the Glassman family.

•	The Company originally scheduled an annual meeting on a time line that deprived stockholders of a meaningful opportunity to submit director nominees or stockholder proposals.

•	The Company has not held an annual stockholders meeting since June 2004.

•

Contrary to a stated policy of the Company to “consider director candidates recommended by stockholders” and to evaluate all director candidates on the same basis, the Board did not hold any discussions with director candidates nominated by Costa Brava, the Company’s largest stockholder.

•	The Board is authorized to increase or decrease its size without stockholder approval.

•	The Board may amend the Company’s by-laws without stockholder approval.

Dan Glassman promised us the highest standards of corporate governance, but he has delivered the lowest.

          And now, Bradley is making more empty promises.  Bradley recently announced “initiatives to enhance long-term shareholder value.”  We encourage you to look at these “initiatives.”  The only specific actions Bradley promises to take to align itself with your interests is to “participate in industry and analystss conferences” and “conduct quarterly earnings conference calls.”  Do you trust that these so-called “initiatives” will enhance stockholder value?

          There is a pattern here.  The Company has been making promises for over four years.  Talking, but not doing.  Indeed, poor corporate governance practices continue and Bradley has done absolutely nothing to better align the Company with the interests of ALL stockholders.

OUR PLAN TO IMPROVE CORPORATE GOVERNANCE

Our nominees have a plan to improve corporate governance and accountability at our Company.

To improve corporate governance, our nominees will advocate that the Company:

•

Split the roles of CEO and COB.  There is an inherent lack of oversight in the current arrangement.  Rather than create “stability” as the Company claims, assigning both roles to one person concentrates control in Dan Glassman, creates rigidity in the management of the company and keeps fresh ideas and options out of the board room.

•	Establish performance-based compensation for senior management.

•	Fully comply at all times with the Company’s organizational documents and honor the rights afforded to stockholders in those documents.

•	Improve financial transparency, including:

• public quarterly reporting of returns by product, original sale date and type of customer; and

• public quarterly reporting of methodology utilized to calculate return reserves for the top five products based on both sales and inventory levels.

IMPLEMENT SALES TRANSPARENCY

The company is not doing enough to address excessive product returns, which results in unpredictable net sales numbers and a lack of financial transparency.

Below is a graph showing the high product return rates at Bradley – rates we believe are well above industry norms.

          Based on our review of available information, we believe that the accounting for these returns results in significantly distorted quarterly revenue reporting, and that the actual products being returned were sold many, many quarters ago.  Without sales transparency, it is difficult for stockholders to determine independently how the business is doing.

What has the Audit Committee done to address the excessive product returns and the resulting questionable integrity of its financial reporting?

Our nominees will help the Company to implement a policy of “sales transparency” resulting in accurate financial statements.

Our nominees believe that:

•	Sales numbers should not markedly deviate from prescription activity.

•	Wholesaler inventories should be maintained at no more than one month’s supply (other than product launches).

•

Bradley should actively participate in the major distribution channel trade associations to insure that its relationships, policies and practices are in line with the industry (National Association of Chain Drug Stores (NACDS); Healthcare Distribution Management Association (HDMA)).

Our nominees will ask the right questions:

What percentage of the Company’s returns was sold to Quality King versus the three traditional wholesalers – Cardinal Health, AmerisourceBergen and McKesson?

What practices must we implement to insure that the Company’s return rate is comparable to industry norms?

CREATE A STRATEGIC REVIEW COMMITTEE

          Our nominees want to create a strategic review board committee to protect your interests.  This committee would review strategic initiatives in-depth.  The committee, in consultation with management, would:

•	review and assess the long-term business goals and strategies of the Company;

•	consider the allocation of all Company resources in the attainment of these objectives; and

•	review any extraordinary transactions to achieve these objectives.

This process would ensure that strategic actions are well-thought-out and formulated when they are considered by the full Board of Directors.

The Committee should consist of the Chair of the Audit Committee and two or more other directors with knowledge of the specialty pharmaceutical industry and the creation and execution of business development strategies.

DON’T YOU WANT INDEPENDENT DIRECTORS WHO WILL PROTECT THE
INTERESTS OF ALL STOCKHOLDERS?

          Under the Board’s oversight, the Company is now facing some of the most significant challenges it has ever faced and needs high quality and truly independent directors to help it grow and prosper.  That is why Costa Brava has proposed truly independent industry professionals who are tremendously qualified to address both the challenges and the opportunities facing Bradley.  If elected, our nominees will work with the Glassman Directors to protect your interests and the interests of ALL public stockholders.

          Our nominees, Douglas E. Linton, John S. Ross and Seth W. Hamot, are truly independent and have no financial interest in Bradley other than holdings of Bradley shares.  Support these candidates and send a message to Bradley that you want your voice heard.

IT’S TIME TO GIVE ALL STOCKHOLDERS A VOICE

VOTE FOR OUR NOMINEES
ON THE BLUE PROXY CARD ENCLOSED WITH THIS MAILING

          With your support, we believe that we can help reverse the continuing decline in Bradley’s performance.  Enclosed with this mailing are a copy of our Definitive Proxy Statement filed with the United States Securities and Exchange Commission on September 29, 2006 and a BLUE proxy card that can be used to elect our independent director nominees.  We urge you not to return any proxy card sent to you by the Company or its Board of Directors and to vote only the BLUE proxy card enclosed with this mailing.

          If you have any questions about our campaign, we encourage you to call our proxy solicitors, MacKenzie Partners, Inc., Toll-Free at 800-322-2885 or 212-929-5500 (call collect) or you may email your questions to savebradley@mackenziepartners.com.

          We would like to thank you in advance for your support and we look forward to speaking with many of our fellow stockholders in the weeks ahead.

Sincerely,

COSTA BRAVA PARTNERSHIP III L.P.

COSTA BRAVA PARTNERSHIP III L.P., ROARK, REARDEN & HAMOT, LLC, ROARK, REARDEN & HAMOT CAPITAL MANAGEMENT, LLC, SETH W. HAMOT, DOUGLAS E. LINTON AND JOHN S. ROSS (COLLECTIVELY, THE “PARTICIPANTS”) FILED THE ENCLOSED DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY

WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON SEPTEMBER 29, 2006, TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES AND CERTAIN BUSINESS PROPOSALS FOR USE AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS OF BRADLEY PHARMACEUTICALS, INC.  INFORMATION RELATING TO THE PARTICIPANTS IS SET FORTH IN THE ENCLOSED DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON SEPTEMBER 29, 2006.

SECURITY HOLDERS ARE ADVISED TO READ THE ENCLOSED PROXY STATEMENT AND OTHER PROXY DOCUMENTS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

THE ENCLOSED DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.